Exhibit 4.6.11

NINTH SUPPLEMENTAL INDENTURE

NINTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 3, 2011 among PAETEC Holding Corp., a Delaware corporation (the “Issuer”), XETA Technologies, Inc., an Oklahoma corporation, and Pyramid Communication Services, Inc., a Texas corporation, each a subsidiary of the Issuer (each a “New Guarantor” and collectively, the “New Guarantors”), and The Bank of New York Mellon, as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Issuer and certain of its Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of June 29, 2009 (as supplemented by that certain First Supplemental Indenture, dated as of January 12, 2010, that certain Second Supplemental Indenture, dated as of March 5, 2010, that certain Third Supplemental Indenture, dated as of April 23, 2010, that certain Fourth Supplemental Indenture, dated as of June 22, 2010, that certain Fifth Supplemental Indenture, dated as of October 15, 2010, that certain Sixth Supplemental Indenture, dated as of December 6, 2010, that certain Seventh Supplemental Indenture, dated as of December 6, 2010 and that certain Eighth Supplemental Indenture, dated as of May 5, 2011, the “Indenture”), providing for an initial issuance of an aggregate principal amount of $350,000,000 of the Issuer’s 8 7/8% Senior Secured Notes due 2017 (the “Notes”) on June 29, 2009 and an additional issuance of an aggregate principal amount of $300,000,000 of the Notes on January 12, 2010 and Subsidiary Guarantees of the Notes by the Subsidiary Guarantors;

WHEREAS, Sections 4.19 and 10.03 of the Indenture provide that the Issuer is required to use commercially reasonable efforts to cause its current and future Restricted Subsidiaries that are eligible to be Subsidiary Guarantors under the definition thereof in the Indenture to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiaries shall, jointly and severally with the other Subsidiary Guarantors, fully and unconditionally guarantee the payment and performance of the Notes and the other obligations set forth in Section 10.01 of the Indenture, subject to Article Ten of the Indenture;

WHEREAS, the New Guarantors are Restricted Subsidiaries and are eligible to guarantee the Notes;

WHEREAS, this Supplemental Indenture executed pursuant to Sections 4.19 and 10.03 of the Indenture shall evidence the Subsidiary Guarantee of the New Guarantors set forth in Section 10.01 of the Indenture;

WHEREAS, pursuant to Section 4.19, Section 9.01 and Section 10.03 of the Indenture, the Trustee, the Issuer and the New Guarantors are authorized to execute and deliver this Supplemental Indenture and each New Guarantor is authorized to execute and deliver the Subsidiary Guarantee;

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Issuer and the New Guarantors have been done;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used in this Supplemental Indenture (including the recitals hereto) without definition shall have the meanings set forth in the Indenture.

2. Agreement to Guarantee. Subject to Article Ten of the Indenture, each New Guarantor hereby agrees, jointly and severally with the other Subsidiary Guarantors, to guarantee fully and unconditionally to each Holder of a Note and to the Trustee and its successors and assigns the payment and performance of the Notes and the other obligations set forth in Section 10.01 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes. Each New Guarantor acknowledges and agrees, pursuant to Section 10.03 of the Indenture, that, upon its execution and delivery of this Supplemental Indenture, such New Guarantor shall be deemed to be a Subsidiary Guarantor for all purposes of the Indenture (including, without limitation, for purposes of Article Ten thereof).

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Trustee’s Disclaimer. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals and the statements herein are deemed to be those of the Issuer and the New Guarantors and not of the Trustee.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE ISSUER, THE NEW GUARANTORS AND THE TRUSTEE AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Successors. All agreements of the New Guarantors in this Supplemental Indenture shall bind its successors.

7. Counterparts. This Supplemental Indenture may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

9. Conflict with the Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

The New Guarantors

XETA Technologies, Inc.
Pyramid Communication Services, Inc.

By:	/s/ Mary K. O’Connell
Name:	Mary K. O’Connell
Title:	Senior Vice President, General Counsel and Secretary

The Issuer

PAETEC Holding Corp.

By:	/s/ Mary K. O’Connell
Name:	Mary K. O’Connell
Title:	Executive Vice President, General Counsel and Secretary

The Trustee

The Bank of New York Mellon

By:	/s/ Leslie Lockhart
Name:	Leslie Lockhart
Title:	Senior Associate